Exhibit 10.5
LICENSE AGREEMENT
     THIS AGREEMENT is entered into as of July 18th and effective as of July 1, 2005 (the “Effective Date”) by and between Micrus Endovascular Corporation (“Micrus US”), a Delaware corporation whose principal office is at 610 Palomar Avenue, Sunnyvale, California 94085, and Micrus Endovascular SA (“Licensee”), a corporation organized under the laws of Switzerland whose principal office is at En Chamard, 1442 Montagny-Pres-Yverdon, Switzerland (each a “Party” and collectively, the “Parties”).
RECITALS
     WHEREAS, Micrus US and Licensee each undertakes a business in the medical device industry, and each seeks to continue developing its business and improving its operations;
     WHEREAS, Micrus US desires to grant to Licensee, and Licensee desires to acquire from Micrus US, subject to the terms and conditions of this Agreement, a license to make or have made, sell and support Licensed Products (as defined below), and to otherwise develop and use the Licensed Technology (as defined below); and
     WHEREAS, Micrus US and Licensee have entered into an Agreement for Sharing Development Costs dated concurrently herewith (the “Cost Sharing Agreement”), whereby the Parties agree to share the costs and benefits of further developing the Licensed Technology after the Effective Date of this Agreement;
     NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter set forth, the Parties hereto agree as follows:
1.	DEFINITIONS
     For purposes of this Agreement, the following definitions shall apply to the terms set forth below wherever they appear:
1.1	“Affiliate” of a Party means any entity controlled by, controlling or under common control with such Party, where “control” means ownership, either direct or indirect, of more than fifty percent (50%) of the equity interest entitled to vote for the election of directors or equivalent governing body.
***Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.2	“Brand Rights” means (a) all trade names, trademarks, service marks, logos, Internet domain names or similar property that Micrus US uses, has developed or has registered anywhere in the world, and any derivations of such marks that are developed, used or registered prior to or as of the Effective Date hereof; and (b) all customer lists, market surveys, customer and transaction data, and other market or customer related intangible property or goodwill that Micrus US has created, collected or acquired, or that either Party creates, collects or acquires prior to or as of the Effective Date hereof.

1.3	“Copyrights” means all copyright, unregistered design rights, and interests therein, including, without limitation, all rights of authorship, use, publication, reproduction, performance, transformation, moral rights and ownership of copyrightable works, designs (other than registered designs and any other copyright interest accruing under any copyright law or convention throughout the world including the right to register or renew any copyright interest.

1.4	“Fiscal Year End” means March 31, the last day of Micrus US’s fiscal year.

1.5	“Global Brand Protocols” means procedures for use of the Brand Rights as initially promulgated by Micrus US and as modified from time to time pursuant to the Cost Sharing Agreement.

1.6	“Licensed Products” means products made by or for Licensee or its Sublicensees that in whole or in part incorporate, use or are made using the Licensed Technology.

1.7	“Licensed Technology” means the following rights hereinafter described existing as of the Effective Date: (a) all Patent Rights, Technical Information, Brand Rights, and Copyrights (as such terms are defined in this Agreement), including without limitation, all right, title and interest in the foregoing, and all devices, patents, copyrights, hardware, software, trade secrets, proprietary techniques, business models, processes, methods, applications, technical information, documentation and other similar items that were conceived, discovered, owned, licensed, or acquired by Micrus US or any of its Affiliates or agents prior to or as of the Effective Date; and (b) any other intangible property rights as defined in Treasury Regulation Section 1.482-4(b). For purposes of this Agreement, Licensed Technology shall not include any “Developed Intangibles” as that term is defined in the Cost Sharing Agreement.

1.8	“Patent Rights” means (a) any and all issued patents, reissue or reexamination patents, patents of importation, revivals of patents, revalidation patents, utility models, certificates of invention, registrations of patents, or extensions thereof, regardless of country or formal name; and (b) all U.S. and foreign utility and design Patents, and published or unpublished regular patent and provisional applications, including without limitation any and all applications of addition, divisionals, continuations, continuations-in-part (“CIPs”), continuing prosecution applications (“CPAs”), reexaminations, substitutions, extensions, renewals, utility models, certificates of invention or reissues thereof or therefor, invention disclosures and records of invention, and any license to practice any of the foregoing.

1.9	“Quarterly Close Date” means June 30, September 30 and December 31, or equivalent dates corresponding to the last day of the fiscal quarters of Micrus US’s fiscal year, and also includes the Fiscal Year End.

1.10	“Sublicensee” means any party to whom Licensee sublicenses or transfers any portion of its rights under this Agreement to use the Licensed Technology within one or more countries. As the context requires, the term “Licensee” shall also include one or more of Licensee’s Sublicensees.

1.11	“Technical Information” means any and all ideas, inventions, disclosures, design rights, unpublished research and development information, manufacturing and operating information, know-how, trade secrets and technical data, software, process characterization data, and all documentation relating thereto in any form including drawings, source code, plans, bills of material or sources of information.

1.12	“Total Gross Revenues” means the total amount of revenues received from third parties on orders for Licensed Products that are accepted by Licensee plus all sublicensing royalties received by Licensee with respect to Licensed Products, less the total amount thereon of credits, cash or trade discounts actually given, freight charges paid by Licensee, fees paid by Licensee for installation of the Licensed Products, and excluding import duties and Federal, State and Local taxes, based on such sales, however designated, paid by Licensee.

1.13	“Year” means each period between Fiscal Year Ends, except the first Year shall begin on the Effective Date and end on March 31, 2006, and the final Year shall end on the date of termination of this Agreement.

2.	LICENSE GRANTS

2.1	Licenses. Subject to the terms and conditions of this Agreement, Micrus US hereby grants Licensee non-exclusive, perpetual (subject to Article 7 below), worldwide (subject to Section 2.2 below) licenses to:
a.	use, develop, distribute, reproduce, publish, display, perform, modify and transform the Licensed Technology;

b.	make, have made, use, distribute, dispose of, offer to dispose of, sell, offer for sale, service, have serviced, repair, have repaired, modify, have sold, import and have imported Licensed Products; and

c.	use, promote and otherwise exploit the Brand Rights in compliance with the Global Brand Protocols.
2.2	Retention of Rights. Notwithstanding the non-exclusive licenses granted to Licensee under section 2.1 above, Micrus US retains the following exclusive rights:
a.	all rights to use the Patent Rights and Technical Information in connection with manufacturing Licensed Products within the United States (including production of parts and components and final assembly and test of Licensed Products within the United States from parts and components procured anywhere);
b.	all rights to use the Licensed Technology in connection with selling Licensed Products or providing services to customers with respect to Licensed Products, which are installed in the United States.
2.3	Sublicenses. Licensee shall not have the right to sublicense or transfer its rights hereunder in whole or in part to any person or persons, unless agreed in writing by Micrus US in its sole and absolute discretion. Such sublicense or transfer must be pursuant to a written agreement signed by both Licensee and Sublicensee which has terms and restrictions at least as protective of Licensed Technology as this Agreement.

3.	CONDITIONS

3.1	Ownership. Micrus US owns all right, title and interest in and to the Licensed Technology. All rights in the Licensed Technology not expressly granted hereunder (or accruing to Licensee under the Cost Sharing Agreement) are reserved to Micrus US.

3.2	Delivery. As expeditiously as possible, Micrus US shall deliver to Licensee such documentation and other elements of the Licensed Technology, and such representations of the Brand Rights, as necessary or appropriate for the Licensee’s operations.

3.3	Quality Control. The Licensed Products sold by Licensee shall meet the quality control standards and specifications established from time-to-time by Micrus US, including any requirements of applicable regulatory agencies worldwide for the manufacture and sale of Licensed Products, as mutually agreed upon by the parties. Micrus US shall have the right, at its expense, to audit Licensee’s quality control of Licensed Products from time-to-time on a reasonable basis and on reasonable prior notice to Licensee.

4.	ROYALTIES AND OTHER OBLIGATIONS

4.1	Royalties. In consideration for the licenses and rights granted under Sections 2.1 and 2.3 of this Agreement, Licensee shall pay royalties to Micrus US as a percentage of the Total Gross Revenues of Licensee and its Sublicensees from sales of Licensed Products or other use of the Licensed Technology (“License Revenues”) in accordance to the royalty rate schedule in Exhibit A and the terms of this Article 4.

4.2	Minimum Royalty. On or before each Fiscal Year End, Licensee shall estimate, in good faith, the Total Gross Revenues expected for the following Year (“Estimated Revenues”), and deliver to Micrus US a statement of Estimated Revenues. Concurrent with delivery of such statement to Micrus US, Licensee shall pay Micrus US a non-refundable minimum royalty (“Minimum Royalty”) based on such Estimated Revenues at the royalty rate for that Year, specified in Exhibit A.

4.3	Annual Settlement. On or before the first Quarterly Close Date of each Year, Licensee shall pay Micrus US the excess of the total royalty due on the actual amount of Total Gross Revenues for the prior Year (“Actual Revenues”) and the Minimum Royalty paid with respect to that Year’s Estimated Revenues. In the event Actual Revenues fall short of Estimated Royalties for any Year, the difference shall be carried over and applied to subsequent years.

4.4	Audits. Licensee shall keep and maintain complete and accurate written records of the transactions underlying the royalties to be paid hereunder for at least four (4) years in sufficient detail to permit ready verification of the computation of the royalties payable hereunder, and shall allow Micrus US or its designee to inspect and make extracts or copies of such records for the purpose of ascertaining the correctness of such payments. If any examination and audit discloses any deficiency, Licensee shall pay the deficiency plus interest thereon at the U.S. prime rate to Micrus US on or before the next Quarterly Close Date.

4.5	Annual Review. The royalty rate schedule in Exhibit A is intended to be consistent with the arm’s length standard and, for the duration of Licensee’s royalty obligation, shall be subject to review at each Fiscal Year End to ensure that royalty rates continue to be commensurate with the income attributable to the license. If such review determines that arm’s length royalty rates differ from those on the existing schedule and that the difference is not due to an extraordinary event, beyond the control of the Parties, that could not reasonably have been anticipated, then the final royalty settlement for the prior Year under Section 4.3 shall be adjusted to ensure that the total royalty for that Year is arm’s length in accordance with Treasury Regulation Section 1.482-4(f)(2)(E) (provided, however, that in no event shall Licensee be entitled to a refund of the minimum royalty under Section 4.2). The royalty rate schedule in Exhibit A shall be amended appropriately.

4.6	Currency. Unless otherwise agreed by the Parties, all payments contemplated hereby or made by the Parties in connection herewith shall be made in the lawful currency of the United States of America. In making any calculation hereunder, any amounts in currencies other than the U.S. dollar shall be translated into U.S. dollars at the prevailing bookkeeping rate used by Micrus US during the period in which the revenue or expense is recognized under U.S. generally accepted accounting principles.
4.7	Netting of Amounts Payable. A netting of any amount payable under this Agreement as against existing accounts payable and accounts receivable, whether arising under this or any other agreement, shall be acceptable payment, effective as of the date of the netting on the books of the Parties.

5.	LIMITATION OF LIABILITY.
IN NO EVENT WILL MICRUS US, OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES, HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, OR LOSS OF USE, EVEN IF MICRUS US HAS BEEN ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.
6.	CONFIDENTIAL INFORMATION

6.1	Obligations. The Parties acknowledge that, from time to time, one Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) information which is marked as “proprietary” or “confidential” or which would, under the circumstances, be understood by a reasonable person to be proprietary and nonpublic (“Confidential Information”). The Receiving Party shall retain such Confidential Information in confidence and shall not disclose it to any third party without the Disclosing Party’s written consent. Each Party shall use at least the same procedures and degree of care which it uses to protect its own Confidential Information of like importance, and in no event less than reasonable care.

6.2	Exceptions. Notwithstanding the foregoing, Confidential Information will not include information to the extent that such information:
a.	was already known by the Receiving Party without an obligation of confidentiality at the time of disclosure hereunder;

b.	was generally available to the public at the time of its disclosure to the Receiving Party hereunder;

c.	became generally available to the public after its disclosure other than through an act or omission of the Receiving Party in breach of this Agreement;

a.	was subsequently lawfully and independently disclosed to the Receiving Party by a person other than the Disclosing Party;

b.	was independently developed by the Receiving Party; or

d.	is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided, however, that the Receiving Party shall provide prompt notice thereof to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure.
6.3	Contractors. Licensee may appoint one or more third party contractors (each a “Contractor”) to assist Licensee in Licensee’s operations; provided, however, that any such Contractor’s access to and use of the Licensed Technology: (a) will only be permitted pursuant to a signed written agreement between Licensee and such Contractor that contains terms at least as restrictive as those set forth in this Article 6, (b) protects Micrus US’s proprietary rights in the Licensed Technology to the degree set forth in this Agreement, and (c) grants the Contractor no rights in the Licensed Technology or any modification, or enhancement thereof.

7.	TERMINATION

7.1	Term of the Agreement. The initial term of this Agreement shall be for one (1) year from the Effective Date. Following the initial term, this Agreement shall continue in force until such time that either Party gives written notice to the other to terminate the Agreement. Such notice shall be no less then sixty (60) days prior to the proposed termination date.

7.2	Immediate Termination Upon Notice for Change in Control or Substantial Encumbrance. In the event that the direct or indirect ownership of Licensee undergoes a change in control so that Licensee and Micrus US cease to be Affiliates, or in the event that a substantial portion of Licensee’s assets or the conduct of Licensee’s business shall be substantially encumbered by extraordinary governmental action or by operation of law, including bankruptcy or similar proceedings, Micrus US may, at its option, terminate this Agreement effective immediately upon written notice given to Licensee. For purposes of this paragraph, notice shall be effective when sent.

7.3	Termination After Failure to Cure for Failure of Performance. If any Party shall fail to perform any of its covenants contained in this Agreement or in the Contract Manufacturing Services Agreement, Agreement for Sharing Development Costs or Supportive Services Agreement between the Parties with the same effective date, and shall fail to cure such default within sixty (60) days after receipt of a notice from the other Party, the Party giving notice shall have the right to terminate this Agreement immediately by giving written notice to the other Party.

7.4	Effect of Termination. Upon any termination of this Agreement, Licensee and all of its Sublicensees shall immediately cease to exercise all rights and licenses to the Licensed Technology or the Brand Rights granted under this Agreement. Within sixty (60) days of the date of termination, Licensee shall, at the option of Micrus US, return or destroy any materials, or copies of materials delivered to Licensee pursuant to Section 3.2 or Section 6.1. Licensee shall furnish Micrus US with a certificate signed by an executive officer of Licensee verifying that the same has been done.

7.5	Final Payment. Upon any termination, treating the date of termination as the final “Fiscal Year End,” Licensee shall pay any royalties due to Micrus US pursuant to Section 4.3 within sixty (60) days of termination. In the event Licensee or its Sublicensees fail to promptly discontinue use of Licensed Technology or the Brand Rights as required by Section 7.4, royalties shall continue to accrue in accordance with Section 4 until use is actually discontinued. The continuation of royalties under this Section 7.5 shall not prejudice or preclude the availability of any other remedies available to Micrus US for Licensee’s breach of this Agreement.

7.6	Treatment of Minimum Royalty. Upon any termination other than a termination under Section 7.3 on account of Micrus US’s failure to cure a default, Licensee shall forfeit the Minimum Royalty paid pursuant to Section 4.2 of this Agreement and shall not be entitled to reimbursement of any portion thereof. In the event of a termination under Section 7.3 on account of Micrus US’s failure to cure a default, Licensee shall be entitled to reimbursement of a ratable share of the Minimum Royalty if and to the extent that Actual Revenues for the shortened Year fall short of the Estimated Revenues used to determine the amount of the Minimum Royalty.

7.7	Survival. The terms and conditions of the following provisions shall survive termination or expiration of this Agreement: Articles 1, 5, 6 and 8, and Sections 3.1, 4.4, 7.4, 7.5 and 7.7. In addition, the termination or expiration of this Agreement shall not relieve either Party of any liability under this Agreement that accrued prior to such termination or expiration.

8.	MISCELLANEOUS

8.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, without giving effect to conflict of laws principles. The Parties hereby expressly consent to the personal jurisdiction and venue of the courts of California.

8.2	Waiver. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action.

8.3	Amendments. This Agreement may not be altered or amended except by a written agreement signed by both Parties.

8.4	Successors and Assignees. This Agreement shall be binding upon and inure to the benefit of any entity that is the successor to substantially all of the assets and businesses of either Party. Neither Party may otherwise assign this Agreement without the other Party’s written authorization.

8.5	Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

8.6	Entire Agreement. This Agreement (including the Exhibit and any addenda hereto signed by both Parties) and the other documents referred to herein, contain the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to the subject matter.

8.7	Relationship Between Parties. The Parties shall at all times and for all purposes be deemed to be independent contractors and neither Party, nor either Party’s employees, representatives, subcontractors or agents, shall have the right or power to bind the other Party. This Agreement shall not itself create or be deemed to create a joint venture, partnership or similar association between the Parties or either Party’s employees, subcontractors or agents.

8.8	Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and both of which together constitute one agreement. The signatures of both Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

8.9	Notices. Any notices required or permitted hereunder shall be given in writing either (a) through personal delivery by courier with tracking capabilities or otherwise, (b) by telecopy or other electronic medium, or (c) by deposit in the mail. Any notice given using means described in (a) or (c) of the preceding sentence shall be sent to the other Party at the address set forth in the first paragraph of this Agreement or to such other address as the Party has designated by notice given pursuant to this Agreement. All notices shall be deemed given or made (x) on the date delivered if delivered personally, by courier or otherwise, (y) on the date initially received, if delivered by telecopy or other electronic medium, or (z) on the third business day after it is mailed.
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By their signatures, the authorized representatives of the Parties acknowledge the Parties’ acceptance of this Agreement:

Micrus Endovascular Corporation

By:	/s/ John Kilcoyne

Printed Name: John Kilcoyne

Title: President and Chief Executive Officer

Micrus Endovascular SA

By:	/s/ Beat Merz

Printed Name: Beat Merz

Title: President and Administrator

By:	/s/ Francois Requin

Printed Name: Francois Requin

Title: Administrator

EXHIBIT A
ROYALTY RATE SCHEDULE

Beginning Date	Ending Date	Annual Royalty Rate
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
These royalty rates shall apply to the calculation of the Minimum Royalty as provided in Section 4.2 of the License Agreement unless the Parties adopt a different royalty rate schedule by amending this Exhibit A.
*** Confidential Treatment Requested